SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                      20549



                                    FORM 10/A
                                (Amendment No. 1)
                   GENERAL FORM FOR REGISTRATION OF SECURITIES Pursuant to
         Section 12(b) or (g) of The Securities Act of 1934



                            INVESTORS TITLE COMPANY
             (Exact name of registrant as specified in its charter)


   North Carolina                                           56-1110199
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification No.)


                            121 North Columbia Street
                        Chapel Hill, North Carolina 27514
               (Address of Principal Executive Offices) (Zip Code)


                                 (919) 968-2200
              (Registrant's telephone number, including area code)



Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class to be                   Name of each exchange on which
so registered:                              each class is to be registered:

Common Stock, no par value                  NASDAQ



Securities to be registered pursuant to Section 12(g) of the Act: None


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Item 11.          DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of Investors Title Company (the "Company") consists of 6,000,000 shares of common stock, no par value (the "Common Stock"). The following is a brief summary of the rights and restrictions relating to the Common Stock.

Voting Rights

         Holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote thereby, except for subsidiaries of the Company that may own shares of Common Stock the voting rights of which are restricted by North Carolina law.

         The Company's Bylaws provide that the vote of the holders of a majority of the shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law or by the Company's Articles of Incorporation or Bylaws. Shareholders do not have cumulative voting rights with respect to the election of directors.


Dividend and Liquidation Rights

         Holders of the Common Stock are entitled ratably, share for share, to such dividends as may be declared by the Company's Board of Directors in its sole discretion. Holders of the Common Stock are also entitled, upon liquidation of the Company, to participate in the distribution of any corporate assets remaining after payment of all debts.

Redemption, Sinking Fund, Preemptive Rights

         The Common Stock is not subject to redemption, nor does the Company have a sinking fund with respect thereto. Holders of the Common Stock do not have any preemptive rights.

Certain Provisions of the Company's Articles of Incorporation and Bylaws

         The Company's Bylaws provide that the Board of Directors shall be divided into three classes, each class to serve a staggered three-year term.

         The Company's Articles of Incorporation provide that, unless approved by the affirmative vote of at least 75% of the Company's entire Board of Directors, the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of the Company's stock is required to approve certain major corporate transactions involving the Company, including (i) an agreement for the merger or consolidation of the Company or any subsidiary with another person, firm, corporation or other entity, (ii) any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the property and assets of the Company or any subsidiary,

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(iii) any sale, exchange or other disposition of all or substantially all of the property and assets of the Company or any subsidiary in exchange for the shares of another corporation, (iv) the issuance or transfer by the Company of any securities of the Company in exchange for the securities of any other corporation or (v) a plan of liquidation or dissolution of the Company or any subsidiary.

         The Company's Articles of Incorporation further provide that, unless approved by the affirmative vote of at least 75% of the Company's entire Board of Directors, the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of the Company's stock entitled to vote thereon is required to approve certain major corporate transactions involving the Company and an Affiliate, including (i) any merger or consolidation of the Company or any subsidiary with an Affiliate, (ii) any sale, lease, exchange, mortgage, pledge or other disposition of a substantial part of the assets of the Company or any subsidiary to an Affiliate, (iii) the issuance by the Company or any subsidiary of any securities of the Company or any subsidiary in exchange or payment for the securities or assets of any Affiliate or (iv) any recapitalization or reclassification or shares of the Company or any merger or consolidation of the Company with any subsidiary which will have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of the Company or any subsidiary owned of record or beneficially by any Affiliate. Even if the appropriate shareholder approval is obtained, the Articles of Incorporation provide that the foregoing transactions may not be consummated unless each of the shareholders who did not vote to approve such transaction shall have notified the Company that he dissents from the transaction and elects to receive for his shares the value per share provided in the Articles of Incorporation, and each such shareholder shall have received cash equal to such value. The foregoing provision of the Company's Articles of Incorporation operates in addition to any rights of dissent and appraisal otherwise provided by applicable law.

         For purposes of the foregoing paragraph, an "Affiliate" is any person, corporation or entity which owns, or record or beneficially, directly or indirectly (including the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise), more than five percent (5%) of the Company's outstanding voting securities.

         In addition, the Company's Articles of Incorporation provide that the written request of the holders of at least 80% of the total voting power of the shares of the Company's stock entitled to vote thereon is required to call a special meeting of shareholders.

         The Company's Articles of Incorporation and Bylaws both provide that the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of the Company's stock entitled to vote thereon is required (i) to amend, alter or repeal any provision of the Company's Articles of Incorporation or Bylaws, unless such amendment, alteration or repeal shall have been approved by the affirmative vote of at least 75% of the Company's entire Board of Directors, in which case such amendment, alteration or repeal may be affected by approval of a majority of the outstanding shares of the Company's stock entitled to vote thereon, and (ii) to remove from office any or all of the Company's Board of Directors; provided, however, that if such removal shall

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have been recommended by at least 75% of the Company's entire Board of
Directors, such removal may be affected by approval of a majority of the outstanding shares of the Company's stock entitled to vote thereon, or, if removal shall be approved by the affirmative vote of at least 75% of the Company's entire Board of Directors, by no shareholder action at all.

         The foregoing provisions could have the effect of acting as an anti-takeover device to delay or prevent a change of control of the Company.



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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill, State of North Carolina, on August 11, 1997.

                                             INVESTORS TITLE COMPANY


                                             By: /s/ James A. Fine, Jr.
                                                     James A. Fine, Jr.
                                                     President

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                                    EXHIBITS

                                Index to Exhibits

Exhibit
  No.                      Description

*3(a) Articles of Incorporation of the Registrant, filed as Exhibit 1 to the Registrant's Form 10 dated March 27, 1984.

*3(b) Bylaws of the Registrant, filed as Exhibit 2 to the Registrant's Form 10 dated March 27, 1984, as amended by Amendment to Bylaws of Registrant, filed as Exhibit 3(a)(iii) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

4                 Specimen certificate of the Registrant's common stock.

*10(a) 1988 Incentive Stock Option Plan, filed as Exhibit 10 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1989.

*10(b) 1993 Incentive Stock Option Plan, filed as Exhibit 10 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

*10(c)            1993 Incentive Stock Option Plan - W. Morris Fine, filed as
                  Exhibit 10 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1993.

*10(d) Employment Agreement with J. Allen Fine, filed as Exhibit 10 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1985.

*10(e) Form of Incentive Stock Agreement under 1993 Incentive Stock Option Plans, filed as Exhibit 10(v) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

*10(f) Form of Amendment dated November 8, 1994 to Stock Option Agreement dated as of November 13, 1989, filed as Exhibit 10(vi) to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

*10(g) Form of Stock Option Agreement dated November 13, 1989, filed as Exhibit 10(vii) to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

10(h)             1997 Stock Option and Restricted Stock Plan.

*21 Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.


*        Incorporated by reference to the statement or report indicated.

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